                                                                    Exhibit 1(b)

                          SENTINEL GROUP FUNDS, INC.
              ARTICLES SUPPLEMENTARY TO ARTICLES OF INCORPORATION
                 CREATING AN ADDITIONAL CLASS OF COMMON STOCK

     SENTINEL GROUP FUNDS, INC., a Maryland corporation having its principal Maryland office c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation, that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by its charter, the Board of Directors, at a meeting duly convened and held on August 21, 1998, has reclassified twenty million (20,000,000) authorized and unissued shares of Capital Stock of the Corporation as Class D shares of common stock of Sentinel Balanced Fund with a par value of one cent ($.01) per share and of the aggregate par value of two hundred thousand dollars ($200,000).


     SECOND: The preferences, designations, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of Class D shares of common stock of Sentinel Balanced Fund are as follows:

     The Class D shares of common stock of Sentinel Balanced Fund shall represent the same interest in the Corporation and have identical preferences, designations, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as the Class A, Class B and Class C shares of common stock of Sentinel Balanced Fund as of the date of these Articles Supplementary, except as otherwise set forth in the Corporation's charter and further except that:

     (i) Expenses related to the distribution of the Class D shares of common stock of Sentinel Balanced Fund shall be borne solely by such class and such class shall have exclusive voting rights with respect to matters relating to the expenses being borne solely by such class; and

     (ii) Such distribution expenses borne solely by the Class D shares of common stock of Sentinel Balanced Fund shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of such class.

     IN WITNESS WHEREOF, SENTINEL GROUP FUNDS, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested by its Secretary on October 27, 1998.

                          SENTINEL GROUP FUNDS, INC.



                          By
                            ----------------------------------
                              Joseph M. Rob
                              President

Attest:



--------------------------
D. Russell Morgan
Secretary



     THE UNDERSIGNED, President of SENTINEL GROUP FUNDS, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, and that this statement is made under the penalties for perjury.



                                         ---------------------------
                                         Joseph M. Rob
                                         President


                                       2